Exhibit 10.50

MODIFICATION AGREEMENT

MODIFICATION AGREEMENT (the “Agreement”), dated as of December __, 2005, by and among i2 Telecom International, Inc., a Washington corporation, with headquarters located at 1200 Abernathy Road, Building 600, Suite 1800, Atlanta, Georgia 30328 (the “Company”), and the other persons or entities named on signature pages hereto (individually, a “Buyer” and collectively, the “Buyers”).

WHEREAS:

A. The Company and the Buyers are parties to that certain Securities Purchase Agreement (the “Purchase Agreement”), pursuant to which the Company issued (i) shares of its Series E Preferred Stock (the “Preferred Shares”) having terms set forth in the certificate of designations attached as Exhibit A to the Purchase Agreement (the “Certificate of Designations”) and (ii) a common stock purchase warrant (each a “Warrant”).

B. The Company and Buyers desire to modify certain rights of the Buyers as set forth herein.

C. Each capitalized term that is used but not otherwise defined herein shall have the meaning assigned to it in the Purchase Agreement, the Warrant or the Certificate of Designations, as applicable.

NOW, THEREFORE, the Company and each Buyer hereby agree as follows pursuant to Section 12 of the Certificate of Designations:

1. Dividends. Each Buyer hereby agrees that the dividends otherwise payable pursuant to Section 1(b) of the Certificate of Designations as of the Dividend Dates occurring on October 1, 2005 and January 1, 2006 may be paid by the Company (without regard to whether the Equity Conditions have been met) in shares of Common Stock which shall be valued at 90% of the average of the Closing Bid Prices of the Common Stock for the twenty (20) consecutive trading days immediately prior to the applicable Dividend Date.

2. Warrant.

(a) Each Buyer hereby agrees that the number “$0.60” in the definition of “Exercise Price” in the first paragraph of the Warrant shall be amended and replaced with “$0.20”.

(b) Each Buyer hereby agrees that Section 11 of the Warrant shall be amended to read in its entirety as follows:

“11. [Intentionally omitted]”

3. Amendment of Certificate of Designations.

(a) Each Buyer hereby agrees that Section 2(j) of the Certificate of Designations shall be amended to read in its entirety as follows:

“(j) “Conversion Price” means, with respect to the Preferred Shares, as of any Conversion Date or other date of determination, $0.20, subject to adjustment as provided herein.”

(b) Each Buyer hereby agrees that Section 3(a) of the Certificate of Designations shall be amended to read in its entirety as follows:

“(b) Holder’s Conversion Right; Mandatory Redemption or Conversion. Subject to the provisions of Section 12, at any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole or fractional number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c) at the Conversion Rate (as defined below). If the Weighted Average Price of the Common Stock is equal to or exceeds $0.40 (subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events) for any period of twenty (20) consecutive trading days, then any Preferred Shares outstanding upon the expiration of such twenty (20) trading day period shall be automatically converted into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c) at the Conversion Rate. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.”

(c) Each Buyer hereby agrees that Section 3(e) of the Certificate of Designations shall be amended to read in its entirety as follows:

“(i) [Intentionally omitted]”

(d) The execution and delivery of this Agreement by the Buyers shall constitute a valid action of the holders of the Preferred Shares in accordance with the Washington Business Corporation Act. The Company is hereby authorized to make, execute, file, and deliver the appropriate amendments to the Certificate of Designations to the Secretary of State of the State of Washington.

4. Registration Rights. The Company remains obligated to register the underlying common shares of the Series E convertible preferred shares with the next registration statement filed by the Company as described in Section 2 of the Registration Rights Agreement executed with the Buyer on July 12, 2005.

5. Consent to Financing. Each Buyer hereby consents pursuant to Section 9 of the Certification of Designations and waives their participation rights pursuant to Section 4(l) of the Securities Purchase Agreement, to the proposed $1,750,000 convertible debenture financing with Cornell Capital Partners, LP.

6. Miscellaneous.

(a) All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Georgia, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Georgia or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Georgia.

(b) This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c) The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

(e) This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(f) Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(g) The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

[Signature Page Follows]

IN WITNESS WHEREOF, each Buyer and the Company have executed this Agreement as of the date first written above.

COMPANY:

i2 TELECOM INTERNATIONAL, INC.

By:
Name:	Paul R. Arena
Title:	Chief Executive Officer

BUYERS:

By:
Name:
Title: